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____________________
April 30, 2007
Board of Trustees
Main Street Core Portfolio
Pacific Select Fund
700 Newport Center Drive
Newport Beach, California 92660
Board of Trustees
Capital Opportunities Portfolio
Pacific Select Fund
700 Newport Center Drive
Newport Beach, California 92660
Dear Ladies and Gentlemen:
          You have requested our opinion regarding certain federal income tax consequences to the Capital Opportunities Portfolio, (the “Acquired Fund”), a separate series of Pacific Select Fund, a Massachusetts business trust (the “Trust”), to the holders of the shares of beneficial interest (the “Acquired Fund Shares”) of Acquired Fund (the “Acquired Fund Shareholders”), and to the Main Street Core Portfolio (the “Acquiring Fund”), a separate series of the Trust in connection with the proposed transfer of all of the properties of Acquired Fund to Acquiring Fund in exchange solely for voting shares of beneficial interest of Acquiring Fund (“Acquiring Fund Shares”) and the assumption of all liabilities of Acquired Fund by Acquiring Fund, followed by the distribution of such Acquiring Fund Shares received by Acquired Fund in complete liquidation and termination of Acquired Fund (the “Reorganization”), all pursuant to the Plan of Reorganization (the “Plan”) dated as of November 30, 2006, executed by the Trust on behalf of the Acquired Fund and the Acquiring Fund.

          For purposes of this opinion, we have examined and relied upon (1) the Plan, (2) the Form 497 filed by Acquiring Fund on February 2, 2007 with the Securities and Exchange Commission, (3) the related Proxy Statement/Prospectus dated January 26, 2007, (4) the facts and representations contained in the letter dated on or about the date hereof addressed to us from the Trust on behalf of the Acquiring Fund, (5) the facts and representations contained in the letter dated on or about the date hereof addressed to us from the Trust on behalf of the Acquired Fund, and (6) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.
          This opinion is based upon the Internal Revenue Code of 1986, as amended .(the “Code”), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan and the Proxy Statement/Prospectus referred to above.
Based upon the foregoing, it is our opinion that:
1.	Acquired Fund will not recognize gain or loss upon the transfer of all of its assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of Acquired Fund except that Acquired Fund may be required to recognize gain or loss with respect to contracts described in Section 1256 of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.

2.	Acquired Fund will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Fund Shares received by Acquired Fund in the Reorganization.

3.	Acquiring Fund will recognize no gain or loss upon receiving the properties of Acquired Fund in exchange solely for Acquiring Fund Shares.

4.	The adjusted basis to Acquiring Fund of the properties of Acquired Fund received by Acquiring Fund in the transaction will be the same as the adjusted basis of those properties in the hands of Acquired Fund immediately before the exchange.

5.	Acquiring Fund’s holding periods with respect to the properties of Acquired Fund that Acquiring Fund acquires in the transaction will include the respective periods for which those properties were held by Acquired Fund (except where investment activities of Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

6.	The Acquired Fund Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for Acquired Fund Shares.

7.	The basis of the Acquiring Fund Shares received by an Acquired Fund Shareholder in the transaction will be the same as the basis of Acquired Fund Shares surrendered by the Acquired Fund Shareholder in exchange therefor reduced by any money distributed in the same transaction.

8.	An Acquired Fund Shareholder’s holding period for the Acquiring Fund Shares received by the Acquired Fund Shareholder in the transaction will include the period during which the Acquired Fund held the properties transferred to Acquiring Fund in the transaction.
          We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.
Very truly yours,
Dechert LLP